The National Security Group, Inc.	EXHIBIT 99.1

661 East Davis Street

Post Office Box 703

Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian R. McLeod – Chief Financial Officer @ (334) 897-2273 Ext. 241.

THE NATIONAL SECURITY GROUP, INC.

A.M. BEST Affirms Financial Strength Ratings of Insurance Subsidiaries

ELBA, ALABAMA (March 26, 2008)... Today, The National Security Group, Inc. announced that A.M. Best Co. affirmed the financial strength rating (FSR) of B++ (Good) and the issuer credit rating (ICR) of “bbb” of National Security Fire and Casualty Company (NSFC) as well as the FSR of B+ (Good) and ICR of “bbb-” of its wholly-owned subsidiary, Omega One Insurance Company, Inc. (Omega One). Concurrently, A.M. Best affirmed the FSR of B (Fair) and assigned an ICR of “bb” to National Security Insurance Company. A.M. Best also affirmed the ICR of “bb” of The National Security Group, Inc.

In today’s announcement, A.M. Best stated, “The outlook for all ratings is stable...The ratings of National Security reflect its adequate risk-adjusted capitalization operating trends and well-established niche position as a provider of dwelling/fire coverage. However, somewhat offsetting these positive rating factors is the group’s geographic and product concentration in the Gulf Coast states, which subjects National Security’s earnings and surplus to substantial hurricane exposure as well as competitive pressures. The ratings of Omega One acknowledge its low underwriting leverage and favorable operating performance. Partially offsetting these positive rating factors is the company’s limited business profile that leaves it susceptible to severe weather-related losses. The ratings of National Security Insurance Company reflect the recent decline in its capital and surplus, fluctuating operating results and limited geographic profile. Partially offsetting these rating factors are the company’s favorable level of risk-adjusted capitalization, recent—albeit modest—growth of new premium and improved level of persistency on its ordinary life line.”

With its home office in Elba, Alabama, The National Security Group, Inc. is an insurance holding company. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.